UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 13, 2009

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,

New York, New York

10019

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information disclosed under Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Accounting Officer

On February 13, 2009, Joel Legon accepted the offer of Comverse Technology, Inc. (the “Company”) to become its Chief Accounting Officer effective February 23, 2009. Mr. Legon will report to the Company’s Chief Financial Officer.

Joel Legon, age 58, served in several finance roles at Avid Technology, Inc. from March 2006 through December 2008, including as its Vice President and Principal Accounting Officer from July 2008 to December 2008, Chief Financial Officer from December 2007 to July 2008, Chief Financial Officer and Principal Accounting Officer from July 2007 to December 2007, Acting Chief Financial Officer and Vice President, Corporate Controller and Principal Accounting Officer from March 2007 to July 2007 and Vice President, Corporate Controller and Principal Accounting Officer from March 2006 to March 2007. From January 1998 through March 2006, Mr. Legon served in several finance roles, including Senior Vice President and Corporate Controller from January 2004 to March 2006 at Parametric Technology Corporation. Prior to that, Mr. Legon held finance positions at Computervision, Inc., NEC Corporation of America, Chesebrough Ponds USA Co. and Richardson-Vicks Inc.

In connection with his employment, Mr. Legon will be paid an annual base salary of $325,000 and will be eligible to receive bonus compensation under the Comverse Incentive Compensation Plan with a target bonus of 30% of annual base salary for the current fiscal year on a pro-rated basis.

In addition, the Company agreed that management will recommend to the Company’s Board of Directors that Mr. Legon be granted 20,000 deferred stock units representing the right to receive, upon vesting, shares of the Company’s common stock in accordance with the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan and the related form of award agreement. The proposed deferred stock units would vest one-third on each of the first, second and third anniversary of the effective date of Mr. Legon’s employment.

Mr. Legon will be eligible to participate in the Company’s medical, dental and vision coverage insurance, disability benefit, and life insurance plans as may be offered from time to time to other similarly situated employees, 401(k) with Company match and dependent and health care flexible spending accounts. Mr. Legon will be entitled to three weeks of paid vacation in each fiscal year and seven personal days.

Mr. Legon also will be eligible to participate in any plan or arrangement offered from time to time to other similarly situated employees with respect to severance upon termination of employment. Mr. Legon’s employment may be terminated by either the Company or Mr. Legon with or without cause, at any time. If Mr. Legon is terminated without cause by the Company, he will be entitled to a lump sum payment equal to the sum of (i) 25% of annual base salary and (ii) 25% of annual target bonus.

The Company agreed that management will recommend to the Compensation and Leadership Committee that Mr. Legon be eligible to participate in the Company’s Executive Severance Protection Plan (the “Plan”), which was established to provide for payment of severance benefits to certain eligible executives. The plan protects eligible participants in the event of employment termination without cause following, or in anticipation of, a change in control of the Company. Under the terms of the Plan, if Mr. Legon (a) is terminated for any reason other than for cause in connection with or in anticipation of a change of control (as set forth in the Plan) or during the two year period beginning on the effective date of a change of control, or (b) terminates his employment during the two year period beginning on the effective date of a change of control because of his resignation for good reason within six months from the date on which he first becomes aware of the existence of good reason, then, subject to certain exceptions, Mr. Legon would be eligible to (i) receive 50% of annual base salary and target bonus amount as severance; (ii) receive the pro-rated amount of the actual bonus Mr. Legon would have earned for the year in which termination occurs; (iii) continue to receive health care and certain other benefits as may be required under local law; and (iv) receive the benefit of the acceleration of all vesting for equity incentive awards.

During the first 90 days of employment Mr. Legon will be required to spend three to five days per week in the Company’s offices in New York, New York, and will be reimbursed for any reasonable commuting costs from Massachusetts to New York, New York, including airfare, hotel accommodations and daily meal per-diem. Mr. Legon is entitled to tax gross up with respect to these expense reimbursements until the earlier of the end of the 90-day period and his actual relocation to New York, New York. Mr. Legon is also entitled to relocation services at a cost of up to $80,000. If Mr. Legon voluntarily terminates his employment for reasons within his own control, or if he is terminated by the Company for cause within one (1) year from the date of the effective date of his employment with the Company, Mr. Legon will be required to promptly repay the costs of all relocation services provided to him and any other additional costs directly associated with his relocation, paid for or reimbursed by the Company.

Mr. Legon is also subject to certain confidentiality provisions, restrictive covenants and intellectual property assignment provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: February 20, 2009	By:	/s/ Cynthia Shereda
Name: Cynthia Shereda Title: Executive Vice President and General Counsel